Exhibit 99.1

News From

Buena, NJ 08310

Release Date: April 8, 2020

Contact:	Damian Finio Teligent, Inc. (856) 697-4379 www.teligent.com

TELIGENT, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2019 RESULTS &
AMENDMENTS TO EXISTING SECURED CREDIT FACILITIES

BUENA, NJ - (GlobeNewswire) - Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based specialty generic pharmaceutical company, today announced its financial results for the fourth quarter and year ended December 31, 2019.

Fourth Quarter 2019 Highlights

•Net Revenues for the quarter decreased by 5% to $16.0 million compared to the same quarter in 2018, driven primarily by a decline in both US contract manufacturing and international injectable revenues partially offset by a 24% increase in US Teligent label topical revenues

•$3.0 million of product development and research expenses in the fourth quarter of 2019, a 16% decline compared to $3.6 million for the same quarter in 2018

•Selling, general and administrative expenses decreased by 9% to $5.1 million in the fourth quarter of 2019, excluding a $1.9 million non-cash impairment loss on intangible assets for the same quarter in 2018

•In the fourth quarter of 2019, the Company issued May 2023 Series B Senior Unsecured Convertible Notes in the aggregate principal amount of $34.4 million, $5.1 million of which originated from a swap of $9.0 million of May 2023 Series A Senior Unsecured Convertible Notes, and also settled its remaining December 2019 Senior Unsecured Convertible Notes of $13.0 million in principal prior to their maturity in December 2019

•Net loss for the fourth quarter of 2019 was $5.3 million including a $6.8 million non-cash gain from the decline in fair value of the derivative liability associated with the issuance of May 2023 Series B Senior Unsecured Convertible Notes and a $0.9 million debt restructuring charge related to professional fees in connection with the Series B Senior Unsecured Convertible Notes

2019 Full Year Highlights
•Net revenues of $65.9 million in 2019 were consistent with prior year net revenues of $65.9 million, although the mix of where revenues originated changed year to year. Year on year revenues reflected a 31% or $11.0 million increase in domestic topical sales but was offset by a decline in both US contract manufacturing business and global injectable sales compared to the prior year

•Gross margin was 36% for 2019, a 200 basis point improvement from the 34% reported in 2018, primarily driven by improved customer and product mix

•Product development and research expenses decreased by 24% to $10.8 million in 2019, compared to the $14.1 million from the prior year due primarily to the shift in focus from topical to inherently less costly injectable product development

•Selling, general and administrative expenses decreased by 3% to $20.8 million in 2019, excluding a $1.9 million non-cash impairment loss on intangible assets in the prior year

•Net loss for 2019 was $25.1 million including a $6.8 million non-cash gain from the decline in fair value of the derivative liability associated with the issuance of May 2023 Series B Senior Unsecured Convertible Notes and a $0.9 million debt restructuring charge related to professional fees in connection with the Series B Senior Unsecured Convertible Notes

•Adjusted EBITDA improved by $5.3 million to a loss of $0.2 million in 2019, compared to a loss of $5.5 million in the prior year
•In 2019, the Company had 5 FDA approvals and 4 launches in the U.S. and 5 Health Canada approvals and 4 launches in Canada
Full Year 2020 Financial Guidance

Given the macroeconomic volatility triggered by the COVID-19 global pandemic and the uncertain impact this might have on the Company’s plans to resolve the Warning Letter issued by the FDA in November 2019 as well as the FDA’s schedule to conduct the planned pre-approval inspection of its newly constructed sterile injectable manufacturing facility in Buena, New Jersey, the Company will not be providing financial guidance for the year ending December 31, 2020 at this time. However, the Company is projecting a reduction in first quarter 2020 revenues of approximately 50% in comparison to fourth quarter 2019.

Amendments to Existing Secured Credit Facilities

Teligent, Inc. (NASDAQ: TLGT) also announced today that on April 6, 2020 the Company entered into amendments related to the first lien revolving credit agreement with ACF Finco I LP, a limited partnership affiliated with Ares Management Corporation, as administrative agent, and the lenders party thereto and the definitive second lien credit agreement with Ares Capital Corporation, as administrative agent, and the lenders party thereto.

The nature of the amendments is to, among other things, reduce the minimum financial performance required by the Company to comply with quarterly trailing-twelve-month financial covenants for an increase in the cost of capital.

The First Lien Amendment amends the First Lien Credit Agreement to, among other things, (i) increase interest rates, (ii) reset prepayment premiums and modify the terms of certain mandatory prepayments and (iii) modify certain financial covenant levels, each as further described herein and in the First Lien Amendment attached hereto and incorporated by reference herein. Pursuant to the First Lien Amendment, the interest rate on the loans issued under the First Lien Credit Agreement increases from and after the Amendment Closing Date (x) with respect to eurodollar loans, from 3.75% to 5.50%, and (y) with respect to ABR loans, from 2.75% to 4.50%. In addition, from and after the Amendment Closing Date, the interest rate floor applicable to such loans increases by 0.50% with respect to both the eurodollar loans and ABR loans. The First Lien Credit Agreement also provides that in the event of receipt of net proceeds from a disposition triggering a mandatory prepayment under the First Lien Credit Agreement, net proceeds of such disposition will be applied as follows: (i) first, to be retained by the Company or applied to amounts outstanding under the First Lien Credit Agreement until such time as liquidity of the Company and its subsidiaries equals $10 million, (ii) next to amounts outstanding under the First Lien Credit Agreement (without a permanent reduction in the revolving loan commitments of the lenders) until such amounts are paid in full (with the first lien administrative agent having the right to waive such prepayment, in which event, such net proceeds are applied to amounts outstanding under the Second Lien Credit Agreement), and (iii) finally, to amounts outstanding under the Second Lien Credit Agreement. In addition, pursuant to the First Lien Amendment, the Company has agreed at all times (including as a condition to borrowing under the First Lien Credit Agreement) to maintain book cash of the Company and its subsidiaries not in excess of $10,000,000 with any excess being required to prepay the outstanding obligations under the First Lien Credit Agreement. The First Lien Amendment resets the period during which a prepayment premium may be required under the First Lien Credit Agreement until the date that is thirty months after the Amendment Closing Date. In addition, the following additions and changes to financial covenants set forth in the First Lien Credit Agreement are made pursuant to the First Lien Amendment: (i) a new minimum net revenue covenant is added that is tested on the last day of each fiscal quarter until the quarter ending December 31, 2020, (ii) a minimum consolidated adjusted EBITDA covenant that is tested on the last day of each fiscal quarter ending during the period from

March 31, 2021 to September 30, 2022 is reset, (iii) a total net leverage covenant is eliminated and (iv) a minimum liquidity covenant is added and will be tested at all times during the term of the First Lien Credit Agreement.

The Second Lien Amendment amended the Second Lien Credit Agreement to, among other things, (i) increase interest rates and modify provisions relating to interest payable in kind, (ii) modify the terms of certain mandatory prepayments, (iii) modify certain covenants, including financial covenants, each as further described herein and in the Second Lien Amendment attached hereto and incorporated by reference herein. Pursuant to the Second Lien Amendment, the interest rate on the loans issued under the Second Lien Credit Agreement increases from and after the Amendment Closing Date (x) with respect to eurodollar loans, from 8.75% to 13.00%, and (y) with respect to ABR loans, from 7.75% to 12.00%. In addition, from and after the Amendment Closing Date, the interest rate floor applicable to such loans increases by 0.50% with respect to both the eurodollar loans and ABR loans. The Second Lien Amendment extends the period in which the Company is permitted to pay interest in kind on the loans from December 13, 2020 to December 13, 2021 but only if the following occurs: (1) the Company receives a “warning letter close-out letter” from the Federal Drug Administration in response to corrective actions taken by the Company since receipt of the warning letter in November 2019 and (2) the Company receives a written recommendation from the Federal Drug Administration setting forth its approval decision in respect of the pre-approval inspection for commercial production on the newly installed injectable line at the Company’s New Jersey facility. If only one of those items occurs by December 13, 2020, then the Company may still elect to pay interest in kind during 2021, but only from the time the second condition has been satisfied until December 13, 2021. Thereafter, a portion of interest on the loans accruing at a rate of 4.25% per annum may continue to be paid in kind. The Second Lien Credit Agreement also provides that in the event of receipt of net proceeds from a disposition triggering a mandatory prepayment under the Second Lien Credit Agreement, net proceeds of such disposition will be applied as follows: (i) first, to be retained by the Company or applied to amounts outstanding under the First Lien Credit Agreement until such time as liquidity of the Company and its subsidiaries equals $10 million, (ii) next to amounts outstanding under the First Lien Credit Agreement (without a permanent reduction in the revolving loan commitments of the lenders) until such amounts are paid in full, and (iii) finally, to amounts outstanding under the Second Lien Credit Agreement. Pursuant to the Second Lien Amendment, Ares Capital Corporation will have the right to appoint one non-voting board observer to attend meetings of the Company’s board of directors. In respect of financial covenants set forth in the Second Lien Credit Agreement, the Second Lien Amendment makes corresponding changes to those described above with respect to the First Lien Amendment.

The foregoing summary of the terms of the First Lien Amendment and Second Lien Amendment does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of such First Lien Amendment and Second Lien Amendment, which will be filed by the Company via Form 8-K by the close of business on April 8, 2020.

Warrants

In connection with the transactions contemplated by the Second Lien Amendment, on April 6, 2020, the Company issued to the lenders party to the Second Lien Credit Agreement certain warrants to purchase shares of the Company’s common stock (collectively, the “Warrants”). The Warrants are exercisable for up to, in the aggregate, 5,389,949 shares of the Company’s common stock at an exercise price of $0.01 per share of common stock. The Warrants will become exercisable at any time after the Company implements the reverse stock split previously approved by its stockholders and will remain exercisable, in whole or in part, for a period of five years.

The number of shares issuable upon the exercise of the Warrants is subject to customary adjustments upon the occurrence of certain events, including (i) payment of a dividend or distribution to holders of shares of the Company’s common stock payable in shares of the Company’s common stock, (ii) a subdivision, capital reorganization or reclassification of the Company’s common stock or (iii) a merger, sale or other change of control transaction.

The foregoing summary of the terms of the Warrants does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Warrants, which will be filed by the Company via Form 8-K by the close of business on April 8, 2020.

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“I am excited to have joined Teligent,” said Tim Sawyer, Teligent’s new President and Chief Executive Officer who replaced Jason Grenfell-Gardner in February 2020. Mr. Sawyer continued, “Despite the Company’s less than anticipated financial performance in the fourth quarter of 2019 and projections for the first quarter of 2020, Teligent remains a company with untapped future potential.”

“Although we would typically be providing financial guidance to the market today, we believe it’s prudent to defer communicating guidance for the full year until we have more clarity of the impact COVID-19 might have on our business, as well as the probability of the Company successfully addressing the FDA Warning Letter and passing the anticipated pre-approval inspection. The amendments announced today to our existing secured credit facilities provide us the time needed to provide this clarity,” said Damian Finio, the

Company’s Chief Financial Officer. “Our intent is to provide a financial update during our first quarter earnings call, anticipated in May 2020,” Mr. Finio concluded.

“We are closely monitoring the impact COVID-19 has had and will continue to have on our business as we work together to keep our employees safe while continuing to manufacture and supply much needed topical and injectable pharmaceutical products to North America.” Mr. Sawyer continued, “In addition to navigating through this evolving situation, our focus will be to resolve the Warning Letter and pass the pre-approval inspection of our new facility so we can begin to manufacture injectable products for supply in the United States.”

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to successfully complete future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), Teligent is also presenting EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research which are non-GAAP financial measures. Since EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Teligent's definition of Adjusted EBITDA and adjusted net loss may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net loss, plus:

Depreciation expense

Amortization of intangibles

Impairment losses

Interest expense, net

Amortization of debt issuance costs, debt discounts and debt extinguishment

Provision for income taxes

Foreign currency exchange gain/(loss)

Loss on debt restructuring

Change in fair value of derivatives

Non-cash stock-based compensation expense

Other expenses

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company's true operational performance.

While the Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, it is open to certain shortcomings. EBITDA and Adjusted EBITDA do not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company and likewise omit share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Due to the inherent limitations of EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with EBITDA and Adjusted EBITDA and encourages investors to do likewise.

The Company also presents a non-GAAP financial measure of adjusted net income (loss) and adjusted net income (loss) per diluted share, to show the adjusted net income when EBITDA adjustments are added back or subtracted out of the traditional GAAP reported net income (loss). Adjusted diluted earnings per share, as defined by the Company, is equal to adjusted net income divided by the actual or anticipated diluted share count for the applicable period.

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per share information)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Revenue, net	$15,967	$16,777	$65,896	$65,865

Costs and Expenses:
Cost of revenues	14,027	11,115	42,373	43,480
Selling, general and administrative expenses	5,078	7,476	20,785	23,408
Product development and research expenses	3,037	3,631	10,758	14,076
Total costs and expenses	22,142	22,222	73,916	80,964
Operating loss	(6,175)	(5,445)	(8,020)	(15,099)

Other Expense:
Foreign currency exchange gain/(loss)	935	(1,300)	(1,523)	(3,371)
Debt extinguishment of 2019 Notes	—	(1,768)	(185)	(4,235)
Debt extinguishment of 2021 Term Loan	—	(1,315)	—	(1,315)
Interest and other expense, net	(5,892)	(4,534)	(21,154)	(12,298)
Loss on debt restructuring	(920)	—	(920)	—
Change in fair value of derivatives	6,769	—	6,769	—
Loss before income tax expense/(benefit)	(5,283)	(14,362)	(25,033)	(36,318)

Income tax expense/(benefit)	15	28	91	(62)

Net loss	$(5,298)	$(14,390)	$(25,124)	$(36,256)

Basic and diluted loss per share	$(0.10)	$(0.27)	$(0.47)	$(0.68)

Weighted average shares of common stock outstanding:
Basic and diluted shares	53,850,427	53,772,913	53,839,139	53,592,930

TELIGENT, INC. AND SUBSIDIARIES
GROSS TO NET DEDUCTIONS
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Gross product sales	$47,751	$33,477	$156,301	$158,278

Reduction to gross product sales:
Chargebacks and billbacks	22,723	11,667	60,008	60,770
Wholesaler fees for service	2,697	2,729	9,000	5,503
Sales discounts and other allowances	6,631	3,778	23,002	32,414
Total reduction to gross product sales	32,051	18,174	92,010	98,687

Product sales, net	15,700	15,303	64,291	59,591

Contract manufacturing product sales	265	1,421	1,362	6,047

Research and development services and other income	2	53	243	227

Total revenues, net	$15,967	$16,777	$65,896	$65,865

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Net loss	$(5,298)	$(14,390)	$(25,124)	$(36,256)

Depreciation	989	876	3,689	2,579
Amortization of intangibles	748	794	3,008	3,096
Impairment losses	—	1,902	—	1,924
Interest expense (1)	3,927	2,388	14,532	3,072
Amortization of debt issuance costs, debt discounts and debt extinguishment	1,857	5,229	6,699	14,776
Provision for income taxes	15	28	91	(62)
EBITDA	2,238	(3,173)	2,895	(10,871)

Foreign currency exchange loss/(gain)	(935)	1,300	1,523	3,371
EBITDA, after foreign currency exchange loss/(gain)	1,303	(1,873)	4,418	(7,500)
Non-cash stock-based compensation expense	180	397	1,076	1,970
Other expenses	108	—	108	—
Loss on debt restructuring	920	—	920	—
Change in fair value of derivatives	(6,769)	—	(6,769)	—
Adjusted EBITDA (2)	(4,258)	(1,476)	(247)	(5,530)

Product development and research expenses	2,721	3,325	9,553	12,793

Adjusted EBITDA, before product development and research expenses	$(1,537)	$1,849	$9,306	$7,263

(1) Includes $2.1 million and $8.5 million of payment-in-kind interest during the three months and year ended December 31, 2019 respectively.
(2) Adjusted EBITDA excludes certain add backs available to the Company in calculating Consolidated Adjusted EBITDA under the terms of the Ares Loan Agreement used for determining covenant compliance.

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTED NET LOSS
(in thousands, except share and per share information)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Net loss	$(5,298)	$(14,390)	$(25,124)	$(36,256)

Amortization of debt issuance costs, debt discounts and debt extinguishment	1,857	5,229	6,699	14,776
Provision for income taxes	15	28	91	(62)
Amortization of intangibles	748	794	3,008	3,096
Impairment losses	—	1,902	—	1,924
Foreign currency exchange (gain)/loss	(935)	1,300	1,523	3,371
Non-cash stock-based compensation expense	180	397	1,076	1,970
Other expense	108	—	108	—
Loss on debt restructuring	920	—	920	—
Change in fair value of derivatives	(6,769)	—	(6,769)	—
Adjusted net loss	$(9,174)	$(4,740)	$(18,468)	$(11,181)

Non-GAAP adjusted net loss per basic and diluted share	$(0.17)	$(0.09)	$(0.34)	$(0.21)